EXHIBIT 1

JOINT FILING AGREEMENT

Firebird Avrora Fund, Ltd., Firebird Global Master Fund, Ltd., Firebird Republics Fund, Ltd., Firebird Fund LP, Firebird Avrora Advisors LLC, FGS Advisors, LLC, Firebird Management LLC, Firebird Advisors, Ltd, James Passin, Harvey Sawikin, Ian Hague, Luba Kostyukova and Steve Gorelik in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Date: November 10, 2016

Firebird Avrora Fund, Ltd.		Firebird Global Master Fund, Ltd.

/S/ Harvey Sawikin		/S/ James Passin
Name:	Harvey Sawikin	Name:	James Passin
Title:	Director	Title:	Director

Firebird Republics Fund, Ltd.		Firebird Fund LP

/S/ Harvey Sawikin		/S/ Harvey Sawikin
Name:	Harvey Sawikin	Name:	Harvey Sawikin
Title:	Director	Title:	Principal of General Partner

Firebird Avrora Advisors LLC		FGS Advisors, LLC

/S/ Harvey Sawikin		/S/ James Passin
Name:	Harvey Sawikin	Name:	James Passin
Title:	Manager	Title:	Manager

Firebird Management LLC		Firebird Advisors, Ltd.

/S/ Harvey Sawikin		/S/ Harvey Sawikin
Name:	Harvey Sawikin	Name:	Harvey Sawikin
Title:	Manager	Title:	Principal

/S/ James Passin		/S/ Harvey Sawikin
Name:	James Passin	Name:	Harvey Sawikin

/S/ Ian Hague		/S/ Steve Gorelik
Name:	Ian Hague	Name:	Steve Gorelik

/S/ Luba Kostyukova
Name:	Luba Kostyukova